PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com

Open Solutions Reports Record Third Quarter 2004 Revenues and Net Income
Up 63% and 455%
Signed Contract Value for the Third Quarter Increased 95 % over the Prior Year

Glastonbury, Conn., October 21, 2004 – Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions, today reported financial results for the three months and nine months ended September 30, 2004.

Revenue for the third quarter of 2004 increased 63 percent to $28.3 million, from $17.4 million for the third quarter of 2003. Revenues for the nine months ended September 30, 2004 increased 64 percent to $71.1 million, from $43.4 million for the same period of the prior year.

Net income was $4.5 million, or $0.21 per diluted share, for the third quarter of 2004, compared to $0.8 million, or $0.00 per diluted share, for the third quarter of 2003. Net income was $10.6 million, or $0.53 per diluted share, for the nine months ended September 30, 2004, compared to $1.7 million, or $0.00 per diluted share, for the same period of the prior year. The income per share for both the third quarter and the nine months ended September 30, 2003 have been revised from previously reported income per share as a result of the application of new accounting guidance requiring the allocation of net income to both common and participating preferred stock for purposes of computing income per common share.

“As we approach our one year anniversary as a publicly-traded company and we reflect upon our third quarter 2004 results, we are very pleased with the overall performance that Open Solutions continues to achieve across our key metrics,” said Open Solutions’ Chairman and CEO, Louis Hernandez, Jr. “We had an impressive third quarter, and we are further encouraged by the continued interest, acceptance and demand for our industry-focused product and service offerings. Additionally, we remain diligent in our ongoing efforts to improve the manner in which financial institutions can conduct business, compete and provide superior service. We believe that the financial services marketplace is undergoing significant and fundamental changes that are causing financial institutions to be willing to move away from legacy based bolt-on technology. As a Company we will continue our efforts to position Open Solutions to further capitalize on and be on the forefront of this emerging trend.”

Third Quarter 2004 Highlights

•	Signed contracts valued at $24.7 million in the third quarter of 2004 compared to $12.7 million in the third quarter of the prior year, representing an increase of 95 percent. We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services.

•	Completed the acquisition of re:Member Data Services, Inc., a provider of core-processing solutions for credit unions.

•	Completed the acquisition of Omega Systems of North America, LLC, a provider of a product line that integrates image capture remittance processing with archive and retrieval.

•	Signed an acquisition agreement with Datawest Solutions Inc., a provider of innovative banking and payment technology solutions in Canada. Datawest’s Banking Solutions Group is a provider of outsourced core data processing technology to Canadian credit unions. Datawest’s Payment Solutions Group manages one of Canada’s largest ATM networks and develops and delivers electronic payment products and services, including fast, secure ATM and POS systems and electronic funds transfer transaction processing, device management and monitoring. We believe this transaction will close in late October, subject to final approval by Datawest’s shareholders and satisfaction of other closing conditions.

•	Recurring revenue for the third quarter of 2004 increased to 53 percent of total revenue from 50 percent for the third quarter of 2003, and for the nine months ended September 30, 2004 increased to 52 percent from 47 percent for the nine months ended September 30, 2003. We define recurring revenue as revenue from long-term maintenance and data center hosting contracts and the quarterly minimum payments from BISYS under the BISYS reseller agreement.

•	Internal revenue growth was 28 percent for the third quarter of 2004 and was 29 percent for the nine months ended September 30, 2004. Our internal revenue growth for the full year 2003 was 24 percent. Internal revenue growth percentages are measured as the increase in revenue for the current period less “acquired revenue from acquisitions” divided by revenues from the prior period plus “annualized revenue from acquisitions.”

2004 Business Outlook

The following statements are forward looking and actual results may differ materially. Our guidance assumes no change in the calculation of the Company’s tax provision, which currently assumes a full valuation allowance against the Company’s deferred tax assets. Currently, the Company only records a charge against income for certain state taxes and federal alternative minimum taxes. At the time that the valuation allowance is released the Company will report a significant income tax benefit in that period and for subsequent periods will record a tax provision against income at the effective statutory rates, however, the Company does not expect to incur significant tax payments until all anticipated net operating loss carry forwards and research and development tax credits are utilized. We are currently evaluating the future realization of the deferred tax asset and expect to release the valuation allowance in the near future.

Fourth Quarter 2004

The Company targets revenue to be in the range of $33.5 and $34.5 million, net income to be between $5.5 and $5.8 million and earnings per diluted share to be between $0.26 and $0.28.

Full year 2004

The Company targets revenue to be in the range of $104.5 and $105.5 million, net income to be between $16.1 and $16.5 million and earnings per diluted share to be between $0.80 and $0.82.

The above guidance includes the impact of the Datawest acquisition on our fourth quarter and full year results assuming that the transaction closes in late October.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with

Internet banking, cash management, CRM/business intelligence, financial accounting tools, interactive voice response, imaging, Check 21 and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.

     Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2004 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, we receive a portion of our revenues from relationships with strategic resellers, and if we lose one or more of these resellers or fail to add new ones it could have a negative impact on our business. Likewise, we have entered and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004, as filed with the Securities and Exchange Commission.

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OPEN SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004	2003		2004	2003
Revenues:
Software license	$9,412	$4,688		$22,768	$13,926
Service, maintenance and hardware	18,920	12,739		48,334	29,442

Total revenues	28,332	17,427		71,102	43,368
Cost of revenues:
Software license	2,008	1,278		4,552	3,602
Service, maintenance and hardware	9,503	7,126		25,100	16,512

Total cost of revenues	11,511	8,404		29,652	20,114

Gross Profit	16,821	9,023		41,450	23,254
Operating expenses:
Sales and marketing	3,755	2,590		10,053	7,604
Product development	3,228	1,826		7,410	5,021
General and administrative	5,476	3,692		13,692	8,755

Total operating expenses	12,459	8,108		31,155	21,380
Income from operations	4,362	915		10,295	1,874
Interest income and other, net	363	(53)		885	(18)

Income before income taxes	4,725	862		11,180	1,856
Income tax provision	(255)	(56)		(567)	(183)

Net income	$4,470	$806		$10,613	$1,673

Net income per common share
—Basic	$0.23	$0.00	(1)	$0.59	$0.00	(1)
—Diluted	$0.21	$0.00	(1)	$0.53	$0.00	(1)
Shares used to compute net income per common share
—Basic	19,107	2,498		17,981	2,487
—Diluted	20,868	9,535		19,896	9,523

(1) Adjusted for adoption of EITF 03-06 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share”, which requires the two-class method of computing earnings per share. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities based upon an allocation of earnings as if all of the earnings for the period had been distributed in accordance with participation rights on undistributed earnings. Since the Company’s public offering in the fourth quarter 2003, there is only one class of stock outstanding and, accordingly, there is no impact on 2004 earnings per share.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(Unaudited)

	September, 30	December, 31
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$86,455	$84,953
Accounts receivable, net	18,880	10,267
Deferred costs	1,316	1,563
Prepaid expenses and other current assets	3,175	2,188

Total current assets	109,826	98,971
Fixed assets, net	8,833	5,500
Investments in marketable securities	13,036	8,028
Capitalized software costs, net	4,300	2,964
Other intangible assets, net	20,059	6,421
Goodwill	34,860	11,187

Total assets	$190,914	$133,071

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,193	$1,800
Accrued expenses	11,164	8,368
Deferred revenue, current portion	21,113	15,324
Capital lease obligations, current portion	202	395

Total current liabilities	35,672	25,887

Capital lease obligations, less current portion	21	64
Deferred revenue, less current portion	1,202	1,479
Other long-term liabilities	292	222

Total liabilities	37,187	27,652
Total stockholders’ equity	153,727	105,419

Total liabilities and stockholders equity	$190,914	$133,071